Exhibit 99.1

LadRx and ImmunityBio Mutually Agree to Terminate Aldoxorubicin License

Aldoxorubicin Returns to LadRx

Los Angeles, CA, June 3, 2024 – (BUSINESS WIRE) — LadRx Corporation (OTCQB: LADX) (“LadRx” or the “Company”), a biopharmaceutical innovator focused on research and development of life-saving cancer therapeutics, is pleased to announce that the Company and NantCell, Inc. (“NantCell”), together with NantCell’s parent company ImmunityBio, Inc. (“ImmunityBio”), have agreed to a mutual termination of the license of aldoxorubicin entered into in 2017.

With the termination of the license agreement between LadRx and NantCell, LadRx regains control of aldoxorubicin. In 2023, LadRx transferred the royalty and milestone rights of arimoclomol and aldoxorubicin to XOMA Corporation (NASDAQ: XOMA) (“XOMA”) in exchange for $5 million in upfront gross proceeds, up to an additional $2 million for milestones related to arimoclomol and $5 million for milestones related to aldoxorubicin. XOMA consented to the mutual termination of the LadRx-NantCell agreement in order to facilitate the return of the program to LadRx. In parallel, LadRx and XOMA have amended their 2023 Royalty Purchase Agreement to provide XOMA with a low-single-digit synthetic royalty on aldoxorubicin and a mid-single-digit percentage of any economics derived by LadRx from future out-license agreements related to aldoxorubicin. The agreement between LadRx and XOMA regarding future royalties and milestones associated with arimoclomol is not affected by the termination of the aldoxorubicin license between LadRx and NantCell.

Stephen Snowdy, PhD, CEO of LadRx commented, “We are excited to have aldoxorubicin back in-house. Aldoxorubicin is the first LADR-based drug to reach the clinic and was shown in multiple clinical studies to have lower cardiotoxicity compared to doxorubicin while showing promise of efficacy in a Phase II trial in advanced soft tissue sarcoma. Aldoxorubicin also proved the premise of LADR-based drugs that targeting chemotoxins via the LADR backbone allows for several-fold higher dosing of chemotherapeutic drugs.”

Dr. Snowdy continued, “We congratulate ImmunityBio on their recent successes with their immunity-based products and certainly understand their going-forward focus on those modalities. Over the coming months, we will be reviewing the pre-clinical and clinical data for aldoxorubicin and plotting a path forward for its continued clinical development. Meanwhile, we continue to march LADR-7 towards the clinic and remain on track for filing an IND application for LADR-7 in the third or fourth quarter of 2024.”

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements, including whether the company’s strategic review will be successful and whether the stock split will help the company be more successful in evaluating strategic alternatives. These statements are not historical facts, but instead represent only LadRx’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of LadRx’s control. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; and other risks and uncertainties described in the most recent annual and quarterly reports filed by LadRx with the SEC, including disclosures under the heading “Risk Factors,” and current reports filed since the date of the LadRx’s most recent annual report. All forward-looking statements are based upon information available to LadRx on the date the statements are first published. LadRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About LadRx

LadRx Corporation (OTCQB: LADX) is a biopharmaceutical company developing new therapeutics to treat patients with cancer. LadRx Corporation’s website is www.ladrxcorp.com.

Contacts

Longacre Square Partners

Greg Marose / Charlotte Kiaie

ladrx@longacresquare.com